EXHIBIT 16.2
LETTER FROM MALONE & BAILEY PLLC



Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent accountants for Decorize, Inc. (f/k/a Guidelocator.com, Inc.) (the "Corporation") and on July 10, 2000 we reported on the financial statements of the Corporation as of and for the year ended June 30, 2000. On July 31, 2001, we resigned as independent accountants of the Corporation. We have read the Corporation's statements included under Item 4 of its Form 8-K for July 31, 2001, and we agree with such statements.



/s/  Malone & Bailey PLLC


Houston, Texas
July 31, 2001